Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IMAC Holdings, Inc.

Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of IMAC Holdings, Inc., of our report dated April 16, 2019 relating to the consolidated financial statements at and for the years ended December 31, 2018 and 2017, which appear in the Company’s Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

July 24, 2019